SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 18, 2008

Commission	Registrant; State of Incorporation	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.
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1-5324	NORTHEAST UTILITIES	04-2147929
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(a Massachusetts voluntary association)
One Federal Street, Building 111-4
Springfield, Massachusetts 01105
Telephone: (413) 785-5871

0-00404	THE CONNECTICUT LIGHT AND POWER COMPANY	06-0303850
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(a Connecticut corporation)
107 Selden Street
Berlin, Connecticut 06037-1616
Telephone: (860) 665-5000

Not Applicable

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c))

Item 8.01 Other Events

On January 18, 2008, the Connecticut Department of Public Utility Control (“DPUC”) issued a Draft Decision (the “Draft”) in the electric distribution rate case proceeding for The Connecticut Light and Power Company (“CL&P”), which CL&P had filed on July 30, 2007.  CL&P is a subsidiary of Northeast Utilities.

CL&P had requested increased distribution revenues of $189 million for 2008 (later revised to $182 million), and $21.9 million for 2009.  The Draft approves increased revenues of $70.3 million for 2008 and $22.5 million for 2009, which would result in an incremental increase over current distribution rates of 10.1% in 2008 (a 1.7% increase on a total rates basis) and 2.9% in 2009 (a 0.5% increase on a total rates basis).

CL&P had requested a return on equity (“ROE”) of 11%, and the Draft approves an ROE of 9.25%.  In addition, the Draft approves substantially all of CL&P’s proposed capital budget of approximately $294 million for 2008 and $288 million for 2009.

Connecticut Public Act 07-242 requires the DPUC to decouple distribution revenues from the volume of electricity sales (“decoupling”) through rate design and related initiatives.  The DPUC did not approve CL&P’s proposal to achieve decoupling using a “revenue per customer” adjustment mechanism.  Instead, the DPUC proposed that CL&P promote the goals of decoupling through a tiered rate design that uses customer amperage as a basis for the scale.

New 2008 rates are scheduled to take effect on February 1, 2008, and the 2009 increase will take effect on February 1, 2009.

Written exceptions are due on January 24, 2008, with oral arguments to be held on January 25, 2008.  A final decision is expected on January 28, 2008.

For further information on this matter, reference is made to Northeast Utilities’ and CL&P’s combined Quarterly Report on Form 10-Q for the period ending September 30, 2007, under “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Financial Condition and Business Analysis – Regulatory Developments and Rate Matters.”

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES THE CONNECTICUT LIGHT AND POWER COMPANY (Registrants)
By: /s/ Shirley M. Payne Name: Shirley M. Payne Title: Vice President-Accounting and Controller

Date: January 22, 2008